Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS ADOPTS SECURITIES TRADING PLAN UNDER SEC RULE 10B5-1
TO REPURCHASE COMMON STOCK PURCHASE WARRANTS

Lake Forest, CA – March 27, 2009 – Primoris Services Corporation (Nasdaq: PRIM) (Nasdaq: PRIMU) (Nasdaq: PRIMW) (“Primoris” or the “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced that it has entered into a Rule 10b5-1 trading plan with CJS Securities, Inc. to facilitate the repurchase of up to $1,000,000 of its common stock purchase warrants.  Each warrant  entitles the holder to purchase one share of the Company’s common stock at a price of $5.00 per share and is exercisable at any time on or prior to October 2, 2010, unless earlier redeemed (the “Warrants”).

From and including March 27, 2009 through May 15, 2009, CJS Securities will effect a purchase or purchases of the Warrants subject to the limitations set forth in the plan.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.  For additional information on Primoris, please visit www.primoriscorp.com.

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